For Immediate Release:

Contacts:
Peerless Systems Corporation:	Investor Contact:
John Rigali	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Announces Fiscal Third Quarter Results

Selected Highlights:
•	Q3 net income reported at $1.3 million, or $0.07 per share, versus net loss in year-ago period
•	Cash balance increases to $21.7 million from $15.8 million in second fiscal quarter
•	Company increases full-year net income forecast to new range of $5.0 million to $5.5 million

EL SEGUNDO, Calif., November 29, 2007 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its 2008 third fiscal quarter ended October 31, 2007.

Third Quarter Results

Third quarter revenues were $7.4 million versus $8.0 million in the third quarter a year ago, and $6.9 million in the second quarter of fiscal 2008. Product licensing revenue was $4.9 million compared with $5.0 million in last year’s third quarter and $4.4 million in the second quarter of fiscal 2008. Engineering services and maintenance revenue was $2.5 million versus $3.0 million in the third quarter a year ago and $2.5 million in the second fiscal quarter of 2008. The company earned $0.23 million in performance incentives associated with its engineering services agreement with Kyocera-Mita Corporation.

Peerless signed four block license agreements valued at $4.0 million in the third quarter, of which $3.8 million were recognized as revenue during the period. The current portion of the company’s contract backlog for engineering services is $2.5 million, which management believes will be recognized during the fourth quarter of fiscal 2008, and includes revenue expected under the Kyocera Mita agreement. Contract backlog does not include up to $0.25 million in potential incentive fees associated with this agreement. In addition, the company has a contract backlog for licensing revenues of $5.0 million arising from the signing of a software licensing agreement with Kyocera Mita during this year’s second fiscal quarter. None of the licensing backlog was recognized as revenue during the third quarter; however, $1.5 million in payments related to this agreement already have been received and were recorded as deferred licensing revenue in the third quarter.

Third quarter gross margin was 60.1% compared with 42.3% in the third quarter last year and 69.0% in this year’s second fiscal quarter. The quarter-over-quarter increase resulted from efficiencies realized in our engineering department and improved licensing margins.

Research and development expenses were $1.3 million, or 17.3% of revenue, a reduction of approximately $0.19 million compared with last year’s third quarter R&D expenses, which were 16.3% of revenue. R&D expenses in the second quarter were $1.2 million, or 17.6% of revenue. Sales and marketing expenses were $0.6 million, or 8.4% of revenue, versus $0.8 million, or 9.8% of revenue, in last year’s third quarter, and $0.7 million, or 9.8% of revenue, in the second quarter.

General and administrative expenses were $1.5 million, or 19.7% of revenue, compared with $1.4 million, or 17.8% of revenue in the third quarter last year and $1.8 million, or 26.5% of revenue, in the second fiscal quarter.

Net income in the third quarter was $1.3 million, or $0.07 per diluted share, versus a net loss of $0.02 million, or $0.00 per share, in last year’s third quarter. The company reported net income of $1.2 million, or $0.07 per diluted share, in this year’s second quarter.

Peerless ended the third quarter with cash and cash equivalents of $21.7 million, an increase of 37% when compared with the $15.8 million recorded at the end of the previous quarter, and an increase of 32% versus the $16.4 million at the end of fiscal 2007. The increases were primarily due to strong gross margins and shorter payment terms on contracts.

Management Commentary

Rick Roll, president and CEO, said, “Our achievements during the third quarter have helped propel us well ahead of our year-to-date net income forecasts. We therefore have increased the high end of our guidance range for full-year net income by more than $1 million.”

“Our Q3 earnings performance reflects the successful efforts we have made to maximize revenue opportunities from existing customer relationships, and effectively manage our cost structure,” Roll added. “As anticipated, our revenue is being negatively impacted by a number of changes taking place in the highly competitive digital imaging industry. We have been anticipating these changes for some time, and are continuing the pursuit of a strategic program designed to diversify our business into ancillary, high-growth segments of the imaging sector. As we have stated previously, we are focusing on specific opportunities related to solution-software applications for the multifunction printer market, as well as prospects in the all-in-one imaging-device market. In the meantime we continue to strengthen our balance sheet and accumulate cash to pursue our future endeavors.”

Guidance

Management increased its prior guidance for full-year net income to range of $5.0 million to $5.5 million from a prior range of $3.8 million to $4.5 million. Full-year revenue is now expected to range from $28.5 million to $30.0 million, versus a prior revenue forecast of $29.0 million to $31.0 million. As previously stated, these forecasts are contingent upon the closing of a significant amount of block license revenue.

Management and the board of directors will continue to consider all opportunities to enhance the value of the company, including, but not limited to, aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers and/or acquisitions.

Peerless Systems Conference Call

Management will hold a conference call to discuss fiscal third quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 888-713-4217 (617-213-4869 for international callers) and entering the passcode 43662341. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through December 6, 2007, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 57181076.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project,” “predict,” “forecast,” “outlook,” “potential,” “continue,” “may,” “future,” “can,” “enhance,” and “should,” or the negative of these, as well as similar expressions, can be used to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and/or Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies or other products, the rapid changes taking place in the emerging color print devices markets, our ability to realize contract backlog, our ability to identify new customers or place our technology in a broader base of products, our ability to leverage core competencies and find product segments that blend well with our core business, our ability to successfully enter new software application sectors, our ability to maintain our profit objectives and create compelling margins, the tenure of the competitive advantage of our old and new technologies, our reliance on block licensing, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights, risks associated with international business activities, our reliance on key personnel and our board of directors and our ability to execute our business plan and strategic partnering transactions.

The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under "Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007, and those described under “Item 1A. Risk Factors” in the most recent Quarterly Report on Form 10-Q for the quarter ended July 31, 2007, filed September 10, 2007.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	October 31,
	2007		2006

Revenues:
Product licensing	$4,914	66.2%	$4,954	62.1%
Engineering services and maintenance	2,515	33.8%	2,989	37.5%
Hardware sales		0.0%	37.5%
Total revenues	7,429	100.0%	7,980	100%

Cost of revenues:
Product licensing	1,683	22.7%	2,005	25.1%
Engineering services and maintenance	1,278	17.2%	2,355	29.5%
Hardware sales	-	0.0%	246	3.1%
Total cost of revenues	2,961	39.9%	4,606	57.7%
Gross margin	4,468	60.1%	3,374	42.3%

Operating expenses:
Research and development	1,281	17.3%	1,300	16.3%
Sales and marketing	623	8.4%	779	9.8%
General and administrative	1,483	19.7%	1,423	17.8%
Total operating expenses	3,387	45.4%	3,502	43.9%

Income (loss) from operations	1,081	14.7%	(128)	-1.6%

Other income, net	203	2.7%	106	1.3%
Income (loss) before income taxes	1,284	17. 5%	(22)	-.28%
Provision for income taxes (benefit)	5	0.1%	(4)	.05%

Net income (loss)	$1,279	17. 4%	(18)	-.23%

Basic earnings (loss) per share	$0.07		$(0.00)
Diluted earnings (loss) per share	$0.07		$(0.00)

Weighted average common shares outstanding - basic	17,371		17,147
Weighted average common shares outstanding - diluted	18,134		17,147

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended
	October 31,
	2007		2006

Revenues:
Product licensing	$11,422	59.7%	$15,624	63.3%
Engineering services and maintenance	7,694	40.2%	8,664	35.1%
Hardware sales	2	0.1%	392	1.6%
Total revenues	19,118	100.0%	24,680	100.0%

Cost of revenues:
Product licensing	2,764	14.5%	3,856	15.6%
Engineering services and maintenance	4,896	25.6%	6,558	26.6%
Hardware sales		0.0%	428	1.7%
Total cost of revenues	7,660	40.1%	10,842	43.9%
Gross margin	11,458	59.9%	13,838	56.07%

Operating expenses:
Research and development	3,649	19.1%	5,473	22.2%
Sales and marketing	1,910	9.9%	2,328	9.4%
General and administrative	4,818	25.2%	4,656	18.9%
Total operating expenses	10,377	54.2%	12,457	50.5%

Income from operations	1,081	5.7%	1,381	5.6%
Other income , net	595	3.1%	325	1.3%

Income before income taxes	1,676	8.8%	1,706	6.9%
Provision for income taxes	13	0.1%	8	0.0%

Net income	$1,663	8.7%	$1,698	6.9%

Basic earnings per share	$0.10		$0.10
Diluted earnings per share	$0.09		$0.09

Weighted average common shares outstanding - basic	17,274		17,082
Weighted average common shares outstanding - diluted	18,150		19,101